As filed with the Securities and Exchange Commission on October 15, 2025

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Howard Hughes Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-1869991
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 929-7700

Howard Hughes Holdings Inc. 2025 Equity Incentive Plan

(Full title of the plan)

David O’Reilly

Chief Executive Officer

Howard Hughes Holdings Inc.

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Name and address of agent for service)

(281) 929-7700

(Telephone number, including area code, of agent for service

Copies to:

Justin W. Chairman

Morgan, Lewis & Bockius LLP

2222 Market St.

Philadelphia, PA 19103

(215) 963-5061

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Assumed Equity Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a)	The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2024.

b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025.

c)	The Company’s Current Reports on Form 8-K filed with the Commission on April 4, 2025, May 6, 2025 (solely as to Items 1.01, 3.02, 5.02 and the exhibits referenced in those items), May 7, 2025, June 10, 2025, July 2, 2025, and October 7, 2025.

d)	The Company’s definitive Proxy Statement filed on August 15, 2025.

e)	The description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Current Report on Form 8-K12B filed on August 11, 2023, as supplemented by the description contained in the Company’s Registration Statement on Form S-3 filed on August 11, 2023, and any report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of filing of this registration statement and prior to the filing of a post-effective amendment that (a) indicates that all securities offered under this Registration Statement have been sold, or (b) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. Article VII of our Amended and Restated Certificate of Incorporation and Article XIII of our Amended and Restated Bylaws provide for indemnification of our directors and officers to the maximum extent permitted by Delaware law. Article VIII of our Amended and Restated Certificate of Incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to the Company and its stockholders. This provision does not eliminate our directors’ fiduciary duty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

In addition, we have entered into indemnification agreements with each of our directors and executive officers (and intend to enter into similar indemnification agreements with any future directors and executive officers). These agreements require, among other things, that we indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, court costs, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We are also expressly authorized to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees against certain liabilities. The 2025 Equity Incentive Plan additionally provides that no members of our Board of Directors (or its compensation committee) or our employees or agents will be held liable for, and will be indemnified and held harmless by the Company against and from, any action taken or omitted to be taken with respect to the 2025 Equity Incentive Plan or any awards thereunder, except as otherwise provided in the 2025 Equity Incentive Plan or as prohibited by law, the organizational documents of the Company or its applicable affiliate, or the applicable directors’ and officers’ insurance policy maintained by the Company or its applicable affiliate.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Howard Hughes Holdings Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Howard Hughes Holdings Inc.’s Form 8-K, filed October 7, 2025)
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature pages hereto).
107*	Filing Fee Table

*           Indicates exhibits filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands Township, State of Texas, on October 15, 2025.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ DAVID O’REILLY
Name:	David O’Reilly
Title:	Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint David O’Reilly, Carlos Olea and Joseph Valane, and each of them, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this Registration Statement on Form S-8, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm that such attorneys-in-fact, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID O’REILLY David O’Reilly	Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2025

/s/ CARLOS OLEA Carlos Olea	Chief Financial Officer (Principal Financial Officer)	October 15, 2025

/s/ Elena Verbinskaya Elena Verbinskaya	Chief Accounting Officer (Principal Accounting Officer)	October 15, 2025

/s/ WILLIAM ACKMAN William Ackman	Director (Chairman of the Board)	October 15, 2025

/s/ DAVID EUN David Eun	Director	October 15, 2025

/s/ BEN HAKIM Ben Hakim	Director	October 15, 2025

/s/ RYAN ISRAEL Ryan Israel	Director	October 15, 2025

/s/ THOM LACHMAN Thom Lachman	Director	October 15, 2025

/s/ SUSAN PANUCCIO Susan Panuccio	Director	October 15, 2025

/s/ R. SCOT SELLERS R. Scot Sellers	Director	October 15, 2025

/s/ MARY ANN TIGHE Mary Ann Tighe	Director	October 15, 2025

/s/ JEAN-BAPTISTE WAUTIER Jean-Baptiste Wautier	Director	October 15, 2025

/s/ ANTHONY WILLIAMS	Director	October 15, 2025
Anthony Williams